Exhibit 99.2

MoSys Announces Pricing of $2.25 Million Financing

SANTA CLARA, Calif., June 30, 2017 — MoSys, Inc. (NASDAQ: MOSY) today announced that it has entered into securities purchase agreements with certain institutional investors providing for the purchase and sale of 1,325,000 shares of common stock at a price of $1.70 per share and warrants to purchase up to 662,500 shares of common stock with an exercise price of $2.35 per share. The warrants will be exercisable six months following the closing date and will expire five years from the date they become exercisable. The gross proceeds of the offering are expected to be approximately $2.25 million.

The offering is expected to close on or about July 6, 2017, subject to satisfaction of customary closing conditions. Net proceeds of the offering, after placement and other fees and estimated expenses payable by MoSys are expected to be approximately $2 million. MoSys intends to use the proceeds for working capital and general corporate purposes.

Roth Capital Partners acted as sole agent in connection with the offering.

The shares of common stock were offered pursuant to a shelf registration statement on Form S-3 (File No. 333-197991), which was declared effective by the United States Securities and Exchange Commission (SEC) on September 9, 2014. The warrants and shares issuable upon exercise of the warrants were offered in a concurrent private placement and have not been registered under the Securities Act of 1933, as amended.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. A prospectus supplement relating to the shares of common stock will be filed by MoSys with the SEC. When available, copies of the prospectus supplement, together with the accompanying prospectus, can be obtained at the SEC’s website at www.sec.gov or from Roth Capital Partners, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660, (800) 678-9147.

Safe Harbor/Forward-Looking Statements

This press release contains forward-looking statements regarding the offering and the intended use of proceeds. Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from those projected in any such forward-looking statements depending on a variety of factors, including market conditions, risks associated with the cash requirements of the company’s business and other risks identified in the company’s most recent reports on Form 10-Q and Form 10-K filed with the SEC, as well as other reports that MoSys files from time to time with SEC. MoSys undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

About MoSys, Inc.

MoSys, Inc. (NASDAQ: MOSY) is a fabless semiconductor company enabling leading equipment manufacturers in the networking and communications systems markets to address the continual increase in Internet users, data and services. More information is available at www.mosys.com.

MoSys is a registered trademark of MoSys, Inc. in the US and/or other countries. The MoSys logo is a trademark of MoSys, Inc. All other marks mentioned herein are the property of their respective owners.

Contacts:

Jim Sullivan, CFO

MoSys, Inc.

+1 (408) 418-7500

jsullivan@mosys.com

or

Beverly Twing, Sr. Acct. Manager

Shelton Group, Investor Relations

+1 (214) 272-0089

btwing@sheltongroup.com